Exhibit 99.1

                  Deckers Outdoor Corporation Reports
                   Third Quarter Financial Results

    GOLETA, Calif.--(BUSINESS WIRE)--Oct. 27, 2005--Deckers Outdoor
Corporation:

        -- Third Quarter Sales Increase 24% to a Record Third Quarter of $69.2 million --

        -- Third Quarter Earnings Per Diluted Share Increase 37% to a Record Third Quarter $0.63 --

        --  Company Revises Fourth Quarter and Fiscal 2005 Guidance --

        --  Company Introduces Fiscal 2006 Guidance --

    Deckers Outdoor Corporation (NASDAQ: DECK) today announced financial results for the third quarter and nine months ended September 30, 2005.
    For the third quarter, net sales increased 24.0% to $69.2 million compared to $55.8 million in the same period last year. Net earnings for the quarter increased 40.0% to $8.2 million or $0.63 per diluted share, compared to net earnings of $5.8 million, or $0.46 per diluted share for the third quarter of last year.
    For the nine months ended September 30, 2005, net sales increased 23.6% to $173.8 million compared to $140.6 million in the same period last year. Net earnings for the first nine months of fiscal 2005 increased 21.3% to $19.8 million or $1.54 per diluted share, compared to net earnings of $16.3 million, or $1.37 per diluted share in the same period last year.
    The Company also announces that it was recently named to Forbes Magazine's "200 Best Small Companies" for the second consecutive year, where it was ranked 80, up from 133 last year, and was added to Fortune Magazine's "100 Fastest Growing Companies" list during the quarter, where it was ranked 15.
    "Our strong third quarter results were primarily driven by robust sales of UGG footwear, coupled with a significant gross margin improvement and control of operating expenses which allowed us to expand our operating margin by 350 basis points," Mr. Angel Martinez, President and CEO stated. "UGG experienced strong full price selling during the quarter as consumers positively responded to our fall and holiday line. We were particularly pleased with the initial launch of our new Fashion Collection, driven by our Uptown and Cargo boots, and our expanded casual offerings, which are helping us to further diversify our UGG product line and attract new customers. We are also very happy with the continued strength in our Classic and Ultra collections, as well as the success we've seen with our slipper collection.
    Including sales from both the wholesale divisions and the Internet and catalog retailing business, Teva sales for the third quarter were $9.7 million compared to $11.9 million in the same period last year, a decrease of 18.4%, due to lower domestic closeout sales and lower international sales compared to the third quarter last year. UGG sales increased 46.2% to $57.3 million for the third quarter compared to $39.2 million for the same period last year, driven by strong sales across the board. Simple sales decreased 54.4% to $2.1 million for the third quarter compared to $4.6 million for the same period last year, as the third quarter of 2004 included approximately $2.7 million of sales of the Simple sheep offering, a program which the Company discontinued in late 2004. Sales for the Internet and catalog retailing business, which are included in the brand sales numbers above, aggregated approximately $3.4 million for the third quarter of 2005 compared to $5.4 million for the third quarter of 2004 due to the greater availability of UGG product at local retailers in 2005.
    Gross margin for the third quarter increased 220 basis points to 42.0% from 39.8% for the third quarter last year due to a combination of factors, including a reduced impact of closeout sales and inventory write-downs, the elimination of the airfreight costs incurred in the third quarter of last year, and lower production overhead costs per pair. Selling, general and administrative expenses ("SG&A") increased $2.2 million in the third quarter compared to the same period last year due to increased warehousing costs, bad debt expense and commissions on higher sales. SG&A as a percentage of sales improved to 21.8% of net sales for the third quarter compared to 23.1% for the third quarter last year, largely due to the continued leverage of operating costs on the higher sales volume. The resulting operating earnings improved to 20.3% of net sales for the quarter compared to 16.8% for the third quarter last year.
    Overall, inventories increased to $66.8 million at September 30, 2005 from $27.0 million at September 30, 2004 primarily related to Fall/Winter 2005 UGG inventory. The Company made a strategic decision to bring in its Fall/Winter UGG inventories much earlier in the year this year than it did last year in order to ensure more timely deliveries to customers in 2005. UGG inventories were $56.2 million at September 30, 2005 compared to $14.9 million at September 30, 2004; Teva inventories decreased to $7.6 million at September 30, 2005 compared to $9.0 million at September 30, 2004; and, Simple inventories decreased to $3.0 million at September 30, 2005 compared to $3.2 million at September 30, 2004. The Company's management stated that it expects the inventory level to be reduced substantially by the end of the year.
    Mr. Martinez continued, "While we are still very encouraged about our prospects for the remainder of the year, given the current retail climate and our accelerated investment in marketing, product development and international and retail infrastructures we believe that it is prudent to adopt a more conservative outlook with regard to the fourth quarter."
    Deckers is updating its guidance for the fourth quarter ending December 31, 2005. The Company currently expects net sales for the fourth quarter to range between $72 million and $75 million and earnings per diluted share to range from $0.60 to $0.64. For fiscal 2005, the Company expects 2005 net sales to range between $246 million and $249 million, and diluted earnings per share to range from $2.13 to $2.17. The Company expects net sales for fiscal 2005 to range from $85 million to $86 million for Teva, to be approximately $8 million for Simple and to range from $153 million to $155 million for UGG. The Company is also considering repatriating its offshore cash back to the U.S. pursuant to section 965 of the American Jobs Creation Act during the fourth quarter of 2005. In the event that the Company elects to do so, it will result in a one-time increase in income tax expense in the fourth quarter. Any resulting incremental taxes are not included in the guidance above.
    The Company is also introducing guidance for fiscal 2006. Deckers currently anticipates its fiscal 2006 net sales to be in the range of $255 million to $265 million and expects its earnings per diluted share for fiscal 2006 to range from $2.00 to $2.15. With regard to its current view on fiscal 2006, Deckers made the strategic decision to reinvest in its business in 2006 in order to better position the Company for the long-term, including investments in marketing and advertising, development of its international and retail infrastructures, and investment in product development and design.
    Mr. Martinez concluded, "We continue to be very confident about the future prospects for Teva, UGG and Simple. However, to ensure that each of our brands maximizes its full potential, we believe it is important to take this opportunity to enhance our current operating platform in order to better support our long-term growth strategy. We remain focused on successfully executing our business plan and returning significant value to our stockholders."
    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and UGG brand names.
    All statements in this press release that are not historical facts are forward-looking statements, including statements about the near- and long-term prospects for the Company and its brands, the Company's plans to increase its marketing and advertising expenditures, plans to further develop its international and retail infrastructures, plans to increase spending on product development and design, expectations that the inventory level will be reduced substantially by the end of the year, the Company's estimates regarding net sales and earnings per diluted share results for the fourth quarter of 2005 and for the full years ending December 31, 2005 and 2006, sales expectations for each of the brands, expectations of focusing on successfully executing the Company's business plan and returning significant value to its stockholders, among others. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, October 27, 2005. No one should assume that any forward-looking statement made by the Company will remain consistent with the Company's expectations after the date the forward-looking statement is made. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Among the factors which could affect our financial condition and results of operations are the following: our ability to anticipate fashion trends; whether the UGG brand will continue to grow at the rate it has experienced in the recent past; possible shortages in top grade sheepskin or interruption in the supply of other materials, which could interrupt product manufacturing and increase product costs; the risk on how our licensees will perform under their licenses; the risk that we are unable to accurately forecast consumer demand; the risk that retailers could postpone or cancel existing orders; the sensitivity of the footwear industry to changes in general economic conditions; whether we are successful in continuing to implement our growth strategy; the success of our customers; our ability to protect our intellectual property; our ability to develop and patent new technologies as our existing patents expire; the difficulty of matching inventory to future customer demand; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the availability of products, which can affect our ability to fulfill our customers' orders; the risk that raw materials do not meet our specifications or that the prices of raw materials may increase, which would potentially cause a high return rate, a loss of sales or a reduction in our gross margins; risks of international commerce resulting from our reliance on manufacturers outside the U.S.; the risk that our manufacturers, suppliers or licensees might fail to conform to labor laws or to our ethical standards; the need to secure sufficient and affordable sources of raw materials; our reliance on licensing partners to expand our business; the challenge of managing our brands for growth; currency risk; delays and unexpected costs that can result from customs regulations; the sensitivity of our sales, particularly of the Teva(R) and UGG(R) brands, to seasonal and weather factors; our reliance on independent distributors in international markets; legal compliance challenges and political and economic risk in our international markets; the potential impact of litigation; the effect of consolidations and restructurings on our customers in the footwear industry; intense competition within the footwear industry; the threat that terrorism could disrupt commerce in the U.S. and abroad; our ability to defend attacks on the validity of our intellectual property; and our ability to register and protect our intellectual property in expanding product and geographic markets. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company intends to continue its practice of not updating projections until its next quarterly results announcement. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the Company's Quarterly Reports on Form 10-Q, the Company's Current Reports on Form 8-K or this news release.



                  DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                             (Unaudited)
                                           September  30, December 31,
       Assets                                     2005         2004
                                           -------------- ------------

Current assets:
    Cash and cash equivalents               $ 19,081,000   10,379,000
    Short-term investments                         -----   15,475,000
    Trade accounts receivable, net            44,121,000   40,226,000
    Inventories                               66,768,000   30,260,000
    Prepaid expenses and other current
     assets                                    1,514,000    1,491,000
    Deferred tax assets                        3,240,000    3,240,000
                                             ------------ ------------
     Total current assets                    134,724,000  101,071,000

Property and equipment, at cost, net           4,877,000    2,838,000
Intangible assets, less applicable
 amortization                                 70,087,000   70,319,000
Other assets                                      71,000      592,000
                                             ------------ ------------

                                            $209,759,000  174,820,000
                                             ============ ============

       Liabilities and Stockholders' Equity

Current liabilities:
    Trade accounts payable                  $ 15,542,000   16,524,000
    Accrued expenses                           5,379,000    7,968,000
    Income taxes payable                      10,651,000    6,725,000
                                             ------------ ------------
     Total current liabilities                31,572,000   31,217,000
                                             ------------ ------------

Long-term debt                                13,200,000        -----
Deferred tax liabilities-noncurrent            2,607,000    2,607,000

Stockholders' equity:
    Common stock                                 124,000      122,000
    Additional paid-in capital                73,669,000   71,959,000
    Retained earnings                         88,360,000   68,591,000
    Accumulated other comprehensive income       227,000      324,000
                                             ------------ ------------
     Total stockholders' equity              162,380,000  140,996,000
                                             ------------ ------------

                                            $209,759,000  174,820,000
                                             ============ ============

                      DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
             Condensed Consolidated Statements of Earnings
                              (Unaudited)



                    Three-month period ended Nine-month period ended
                         September 30,            September 30,
                    --------------------------------------------------
                           2005        2004         2005         2004
                     ----------- ----------- ------------ ------------

Net sales           $69,193,000  55,797,000  173,797,000  140,615,000
Cost of sales        40,123,000  33,562,000   99,191,000   79,068,000
                     ----------- ----------- ------------ ------------
    Gross profit     29,070,000  22,235,000   74,606,000   61,547,000

Selling, general and
 administrative
 expenses            15,052,000  12,877,000   41,512,000   33,287,000
                     ----------- ----------- ------------ ------------
    Earnings from
     operations      14,018,000   9,358,000   33,094,000   28,260,000

Other expense
 (income):
    Interest, net       167,000     (28,000)     104,000    2,261,000
    Other                   ---       5,000       (3,000)         ---
                     ----------- ----------- ------------ ------------
Earnings before
 income tax expense  13,851,000   9,381,000   32,993,000   25,999,000

Income tax expense    5,701,000   3,559,000   13,224,000    9,708,000
                     ----------- ----------- ------------ ------------

Net earnings        $ 8,150,000   5,822,000   19,769,000   16,291,000
                     =========== =========== ============ ============


Net earnings per
 share:
    Basic           $      0.66        0.50         1.60         1.52
    Diluted                0.63        0.46         1.54         1.37
                     =========== =========== ============ ============

Weighted-average
 shares:
    Basic            12,358,000  11,651,000   12,333,000   10,706,000
    Diluted          12,856,000  12,748,000   12,872,000   11,921,000
                     =========== =========== ============ ============




    CONTACT: Deckers Outdoor Corporation
             Scott Ash, 805-967-7611
             or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs/Brendon E. Frey
             203-682-8200